As filed with the Securities and Exchange Commission on March 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORCHARD THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

108 Cannon Street London EC4N 6EU United Kingdom	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Orchard Therapeutics plc 2018 Share Option and Incentive Plan

Orchard Therapeutics plc 2018 Employee Share Purchase Plan

(Full Title of the Plans)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, New York 10016

(Name and address of agent for service)

+1 212 947 7200

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom Michael H. Bison Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Andrew Harrow Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.10 per share
— reserved for issuance pursuant to Registrant’s 2018 Share Option and Incentive Plan	4,293,278 shares(3)	$15.57 (5)	$66,846,338.46	$8,101.78
— reserved for issuance pursuant to Registrant’s 2018 Employee Share Purchase Plan	858,656 shares(4)	$13.23 (6)	$11,363,882.83	$1,377.31
Total	5,151,934 shares		$78,210,221.29	$9,479.09

(1)

These shares may be represented by the American Depositary Shares (“ADSs”) of Orchard Therapeutics plc (the “Registrant”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-227905).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(3)

Represents an automatic increase on January 1, 2019 to the number of shares available for issuance under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), pursuant to the terms of the 2018 Plan. Shares available for issuance under the 2018 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 31, 2018 (Registration No. 333-228067).

(4)

Represents an automatic increase on January 1, 2019 to the number of shares available for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”), pursuant to the terms of the 2018 ESPP. Shares available for issuance under the 2018 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 31, 2018 (Registration No. 333-228067).

(5)

The price of $15.57 per share, which is the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2019, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(6)

The price of $13.23 per share, which is 85% of the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Global Select Market on March 15, 2019, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2018 ESPP, the purchase price of the shares of Ordinary Shares reserved for issuance thereunder will be 85% of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date, whichever is less.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2018 Stock Option and Incentive Plan and the 2018 Employee Stock Purchase Plan of Orchard Therapeutics plc (the “Registrant”) registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No. 333-228067) of the Registrant is effective. Accordingly, the information contained in the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-228067) filed with the Securities and Exchange Commission on October 31, 2018 is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Articles of Association of Orchard Therapeutics plc.

4.2(2)	Deposit Agreement.

4.3(2)	Form of American Depositary Receipt (included in exhibit 4.2).

5.1*	Opinion of Goodwin Procter (UK) LLP.

23.1*	Consent of independent registered public accounting firm.

23.2*	Consent of Goodwin Procter (UK) LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1(3)	2018 Share Option and Incentive Plan

99.2(4)	2018 Employee Share Purchase Plan

(1)	Filed as Exhibit 1.1 to Registrant’s Annual Report on Form 20-F (File No. 001-38722), filed with the Securities and Exchange Commission on March 22, 2019, and incorporated herein by reference.
(2)

Filed as Exhibits 2.1 and 2.2 to Registrant’s Annual Report on Form 20-F (File No. 001-38722), filed with the Securities and Exchange Commission on March 22, 2019, and incorporated herein by reference.

(3)	Filed as Exhibit 4.3 to Registrant’s Annual Report on Form 20-F (File No. 001-38722), filed with the Securities and Exchange Commission on March 22, 2019, and incorporated herein by reference.
(4)

Filed as Exhibit 10.10 to Registrant’s Registration Statement on Form F-1/A (File No. 333-227698), filed with the Securities and Exchange Commission on October 23, 2018, and incorporated herein by reference.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 22nd day of March, 2019.

ORCHARD THERAPEUTICS PLC

By:	/s/ Mark Rothera
Mark Rothera
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Mark Rothera and Frank E. Thomas as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Mark Rothera	President, Chief Executive Officer and Director	March 22, 2019
Mark Rothera	(Principal Executive Officer)

/s/ Frank E. Thomas	Chief Financial Officer and Chief Business Officer	March 22, 2019
Frank E. Thomas	(Principal Financial Officer and Principal Accounting Officer)

/s/ James A. Geraghty	Chairman of the Board of Directors	March 22, 2019
James A. Geraghty

/s/ Joanne T. Beck	Director	March 22, 2019
Joanne T. Beck, Ph.D.

/s/ Marc Dunoyer	Director	March 22, 2019
Marc Dunoyer

/s/ Jon Ellis	Director	March 22, 2019
Jon Ellis, Ph.D.

/s/ Bobby Gasper	Director	March 22, 2019
Bobby Gaspar, M.D., Ph.D.

/s/ Charles A. Rowland, Jr.	Director	March 22, 2019
Charles A. Rowland, Jr.

/s/ Alicia Secor	Director	March 22, 2019
Alicia Secor

/s/ Hong Fang Song	Director	March 22, 2019
Hong Fang Song

Cogency Global Inc.

By: /s/ Tais Laureano	Authorized Representative in the United States	March 22, 2019
Name: Tais Laureano
Title: Assistant Secretary on behalf of Cogency Global Inc.